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                                                                    EXHIBIT 11.1

                         WESLEY JESSEN VISIONCARE, INC.
                (FORMERLY KNOWN AS WESLEY-JESSEN HOLDING, INC.)

               COMPUTATION OF PRO FORMA EARNINGS (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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                                                       JUNE 29      JANUARY 1
                                                       THROUGH       THROUGH
                                                     DECEMBER 31, SEPTEMBER 28,
                                                         1995         1996
                                                     ------------ -------------
   PRO FORMA COMPUTATION OF PRIMARY EARNINGS (LOSS)
    PER SHARE:
   Net income (loss)...............................   $  (19,715)  $     7,861
                                                      ==========   ===========
   Weighted average number of common stock and com-
    mon stock equivalents outstanding..............   14,032,277    14,260,057
   Net additional shares issuable in connection
    with stock options pursuant to the treasury
    stock method...................................      370,802       370,802
                                                      ----------   -----------
   Weighted average number of common stock and com-
    mon stock
    equivalents....................................   14,403,079    14,630,859
                                                      ==========   ===========
   Pro forma income (loss) per share...............   $    (1.37)  $      0.54
                                                      ==========   ===========
   SUPPLEMENTAL PRO FORMA COMPUTATION OF PRIMARY
    EARNINGS (LOSS) PER SHARE:
   Weighted average number of common stock and com-
    mon stock
    equivalents....................................   14,032,277    14,260,057
   Shares to be issued.............................    2,500,000     2,059,725
                                                      ----------   -----------
                                                      16,532,277    16,319,782
                                                      ==========   ===========
   Net income (loss):
    As reported....................................   $  (19,715)  $     7,861
    Add: interest paid.............................        2,141         2,757
    Less: tax effect...............................         (891)         (471)
                                                      ----------   -----------
    As adjusted....................................   $  (18,465)  $    10,147
                                                      ==========   ===========
   Supplemental pro forma income (loss) per share..   $    (1.12)  $      0.62
                                                      ==========   ===========
   PRO FORMA COMPUTATION OF FULLY DILUTED EARNINGS
    PER SHARE:
   Net income......................................                $     7,861
                                                                   ===========
   Weighted average number of common stock and com-
    mon stock
    equivalents....................................                 14,260,057
   Net additional shares issuable in connection
    with stock options on a fully diluted basis
    pursuant to the treasury stock method .........                  2,257,984
                                                                   -----------
                                                                    16,518,041
                                                                   ===========
   Pro forma fully diluted income per share........                $      0.48
                                                                   ===========
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